UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:         December 23, 2009
(Date of earliest event reported)

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	IRS Employer Identification No.

1-11337	INTEGRYS ENERGY GROUP, INC. (A Wisconsin Corporation) 130 East Randolph Drive Chicago, Illinois 60601-6207 (312) 228-5400	39-1775292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 23, 2009, Integrys Energy Services, Inc. (“Energy Services”), a wholly owned subsidiary of Integrys Energy Group, Inc. entered into a purchase and sale agreement (the “PSA”) with Macquarie Cook Power, Inc. (“MCP”) to sell substantially all of the commodity contracts comprising its wholesale electric marketing and trading business, as part of Energy Services’ intent to reduce the size and scope of its operations.  In the first quarter of 2010, Energy Services expects to transfer substantially all of the market risk associated with the transaction to Macquarie Bank Limited (“MBL”), parent of MCP, by entering into trades with MBL that mirror Energy Services’ underlying commodity contracts.  Energy Services then expects to transfer title to the underlying commodity contracts and close the deal with MCP by the end of the second quarter of 2010, upon which time the corresponding mirror transactions will terminate.  This transaction is in line with Integrys Energy Group’s strategy to divest or significantly reduce the size of its nonregulated energy services business segment to a smaller segment with significantly reduced credit and collateral support requirements.

The transaction requires approval from the Federal Energy Regulatory Commission.

The PSA contains a number of customary representations and warranties and indemnification provisions as well as closing conditions.  The parties may terminate each of the agreements under certain circumstances and may be obligated to pay a termination fee of $10 million in connection therewith.  In addition, for a two-year period Integrys Energy Group will retain counterparty payment default risk with approximately 50% of counterparties associated with this transaction.

A copy of Integrys Energy Group’s news release announcing the execution of the PSA is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

	(a)	Not applicable

	(b)	Not applicable

	(c)	Not applicable

	(d)	Exhibits. The following exhibits are being filed herewith:

		99.1	Integrys Energy Group news release dated December 28, 2009, reporting execution of the Purchase and Sale Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRYS ENERGY GROUP, INC. By: /s/ Barth J. Wolf Barth J. Wolf Vice President, Chief Legal Officer and Secretary

Date: December 29, 2009

INTEGRYS ENERGY GROUP, INC.

Exhibit Index to Form 8-K
Dated December 23, 2009

Exhibit Number

99.1	Integrys Energy Group news release dated December 28, 2009, reporting execution of the Purchase and Sale Agreement.